Exhibit 99.1
APi Group Appoints David Jackola Executive Vice President & Chief Financial Officer
New Brighton, Minnesota – March 31, 2025 – APi Group Corporation (NYSE: APG) (“APi” or the “Company”) today announced the appointment of David Jackola as Executive Vice President & Chief Financial Officer, effective immediately. Mr. Jackola has been with the Company since October 2021, most recently serving as Interim Chief Financial Officer since December of 2024. He will report directly to Russ Becker, President and Chief Executive Officer of APi.
Russ Becker, APi’s President and Chief Executive Officer stated: “David is a great leader and has a proven track record of driving profitable organic growth and executing on our strategic objectives. After a comprehensive process, the Board and I agreed that David is the ideal candidate to serve as APi Group’s next Chief Financial Officer. He brings a unique combination of financial acumen and global experience together with a deep understanding of our business and strong, established relationships with our leaders around the world. I have full confidence that David will continue to be a strong leader for APi, our teammates, and our shareholders as we return to more traditional levels of organic growth in 2025 and beyond.”
David Jackola, APi’s Executive Vice President and Chief Financial Officer stated: “I am excited and humbled to be chosen as APi’s next CFO. I’m grateful for the team’s confidence in me. I look forward to leading the talented team of global finance and IT professionals at APi, supporting our field leaders, living our enduring purpose of Building Great Leaders, and helping APi achieve its long-term strategic objectives.”
Mr. Jackola brings more than 20 years of global finance experience to the role. Prior to his role as Interim CFO, he served as Chief Financial Officer and Vice President of Transformation at APi International. Prior to that role, he was Vice President, Controller and Chief Accounting Officer at APi. He began his career at APi as Vice President, Corporate Planning and Analysis. Prior to joining APi, Mr. Jackola served in senior finance roles at both James Hardie Building Products, where he served as head of finance for North America, and Ecolab, where he served as Vice President of Finance, Europe and in other various senior finance roles.
Mr. Jackola will be joining Mr. Becker and other senior leaders at APi’s Investor Day on May 21 in New York and will be discussing the Company’s positive momentum through the first half of the year as well as presenting updated long-term strategic objectives.
About APi:
APi is a global, market-leading business services provider of fire and life safety, security, elevator and escalator, and specialty services with a substantial recurring revenue base and over 500 locations worldwide. APi provides statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders to deliver innovative solutions for our customers. More information can be found at www.apigroupcorp.com.

Investor Relations and Media Inquiries:
Adam Fee
Vice President of Investor Relations
Tel: +1 651-240-7252
Email: investorrelations@apigroupinc.us